Exhibit 3.7

ARTICLES OF ORGANIZATION

BADLANDS POWER FUELS, LLC

The undersigned, acting as the organizer of Badlands Power Fuels, LLC, under the North Dakota Limited Liability Company Act (the “Act”), North Dakota Century Code Ch. 10-32, adopts the following Articles of Organization for said Limited Liability Company:

1. Name of Company. The name of the limited liability company is Badlands Power Fuels, LLC (the “Company”).

2. Period of Duration. The period of duration is perpetual from the date of the issuance of the Certificate of Organization by the North Dakota Secretary of State, unless the Company is sooner dissolved.

3. Purpose. The Company is organized for the purposes of transporting water and crude oil and engaging in any other lawful business that the Act does not prohibit.

4. Registered Office and Agent. The Company’s principal place of business in North Dakota is at the address of its initial registered agent. The name and address of the initial registered agent at that address is:

Mark Johnsrud

2951 125th Avenue NW

Watford City, ND 58854

5. Additional Members. The Members reserve the right to admit additional Members upon the unanimous agreement of the Members as to the admission of, and the consideration to be paid by, such new Members, and subject to the terms and conditions of the Company’s Operating Agreement.

6. Operating Agreement. The Company’s Operating Agreement shall be executed by each Member of the Company arid shall set forth all provisions for the affairs of the Company and the conduct of its business to the extent that such provisions are not inconsistent with law or these Articles.

7. Liabilities of Members and Managers. Members and managers of the Company are not liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

8. Managers. The name and business address of the initial manager is:

Mark Johnsrud

2951 125th Avenue NW

Watford City, ND 58854

The managers may be removed and replaced by the Members, as provided in the Operating Agreement.

9. Organizers. The name and address of the organizer is:

Fred C. Rathert

P.O. Box 1206

111 E Broadway

Williston, ND 58802-1206

IN WITNESS WHEREOF, the undersigned has caused these Articles of Organization to be executed this 3 day of November, 2005.

By:	/s/ Fred C. Rathert
FRED C. RATHERT